Exhibit 99.1

William M. Dishman, III Joins S.Y. Bancorp as Chief Risk Officer

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 20, 2009--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that William M. Dishman, III will join the Company February 1 in the newly created position of Chief Risk Officer, reporting to David Heintzman, Chairman and Chief Executive Officer.

In this new position, Dishman, age 46, will be responsible for developing and implementing enterprise-wide risk management strategies that address all aspects of risk within the organization, including but not limited to credit, operational, legal, information and regulatory matters. He will oversee implementation of risk management policies, standards, controls and procedures, and ensure compliance with federal and state regulations.

Commenting on the new appointment, Heintzman said, "We are pleased to announce that Bill Dishman has agreed to join S.Y. Bancorp. The creation of this new role strengthens our management team, enabling us to apply greater focus on organizational risks of all types so that we are better able to meet the challenges inherent in today's financial services environment. The Bank has performed well for many years, and we view this new position as a move to posture our institution for growth and opportunities as it moves forward. Bill possesses impressive management credentials, with over 20 years of experience in banking and risk management. We think he is an excellent choice to assume this important new role at S.Y. Bancorp."

Dishman most recently served as Executive Vice President and Chief Credit Officer for National City Bank's Kentucky and Tennessee markets. National City Bank was acquired by The PNC Financial Services Group, Inc. in December 2008. He earned a bachelor's degree in government from Centre College and an MBA degree from the University of Louisville.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.653 billion in assets as of September 30, 2008, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although S.Y. Bancorp's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which S.Y. Bancorp and its subsidiaries operate; continued economic slowdown and continued public stock market volatility; competition for S.Y. Bancorp's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which S.Y. Bancorp has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of S.Y. Bancorp's customers; and other risks detailed in S.Y. Bancorp's filings with the SEC, all of which are difficult to predict and many of which are beyond the control of S.Y. Bancorp.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President
Chief Financial Officer